WASHINGTON REAL ESTATE INVESTMENT TRUST
AMENDED AND RESTATED EXECUTIVE OFFICER LONG-TERM INCENTIVE PLAN
(Effective January 1, 2020)

ARTICLE I. INTRODUCTION

1.1    Purpose. The purposes of the Washington Real Estate Investment Trust Amended and Restated Executive Officer Long-Term Incentive Plan (the “Plan”) contained herein are to allow Washington Real Estate Investment Trust (the “Trust”) to attract and retain talented executives, to provide incentives to executives to achieve certain performance targets, and to link executive compensation to shareholder results by rewarding competitive and superior performance. In furtherance of those purposes, the Plan is designed to provide long-term incentive compensation to officers of the Trust, a portion of the amount of which is dependent on the degree of attainment of certain performance goals of the Trust over successive three-year performance periods commencing each year beginning with the three-year performance period commencing on January 1, 2020.
1.2    Background. The Plan amends and restates the Long-Term Incentive Plan that became effective January 1, 2014 (the “Prior Plan”). The Prior Plan shall remain in effect as to all remaining unvested restricted shares granted under the Prior Plan, which shall vest in accordance with the terms of the Prior Plan.
1.3    Overview. Each award under the Plan is initially expressed as a dollar amount that is a multiple of the participant’s annual base salary, which multiple varies depending on the participant’s job position and the degree of achievement of the performance goals over each three-year performance period under the Plan. The dollar amount is converted into (1) a number of restricted common shares of the Trust granted as soon as practicable following the commencement of the Performance Period which are subject to a three-year time-based vesting schedule, and (2) a number of common shares of the Trust at the end of the three-year performance period, which are payable 100% in unrestricted (i.e., fully vested) common shares. The allocation between (1) and (2) shall be determined by the Committee in its discretion. Grants under the Plan are made pursuant to and from the common share reserve established under the Trust’s 2016 Omnibus Long-Term Incentive Plan.
1.4    Effective Date. This Plan is effective as of January 1, 2020 (the “Effective Date”), and was approved by the Compensation Committee of the Board of Trustees of the Trust (the “Committee”) and by the Board of Trustees of the Trust (the “Board”) on February 14, 2020.
ARTICLE II. DEFINITIONS
2.1    “Award” means an award of fully vested Common Shares and Common Shares subject to vesting under the Plan.

2.2    “Beginning Share Price” means the average closing price per Common Share for the twenty (20) trading days beginning on the first trading day of the Performance Period on the exchange on which Common Shares are traded.
2.3    “Cause” means

(a)	commission by the Participant of a felony or crime of moral turpitude;

(b)	conduct by the Participant in the performance of the Participant’s duties to the Trust which is illegal, dishonest, fraudulent or disloyal;

(c)	the breach by the Participant of any fiduciary duty the Participant owes to the Trust; or

(d)
gross neglect of duty which is not cured by the Participant to the reasonable satisfaction of the Trust within thirty (30) days of the Participant’s receipt of written notice from the Trust advising the Participant of said gross neglect

2.4    “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including any event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)
the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any shares of beneficial interest in the Trust if, after such acquisition, such Person beneficially owns (within the meaning of rule 13d-3 promulgated under the Exchange Act) forty percent (40%) or more of either (1) the then-outstanding shares of beneficial interest in the Trust (the “Outstanding Trust Shares”) or (2) the combined voting power of the then-outstanding shares of beneficial interest the Trust entitled to vote generally in the election of trustees (the “Outstanding Trust Voting Shares”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any corporation controlled by the Trust, or (B) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (1) and (2) of subsection (c) of this Section; or

(b)
such time as the Continuing Trustees (as defined below) do not constitute a majority of the Board (or, if applicable, the board of directors or trustees of a successor corporation or other entity to the Trust), where the term “Continuing Trustee” means at any date a member of the Board (1) who was a member of the Board on the date hereof or (2) who was nominated or elected subsequent to the date hereof with the approval of other Board members who themselves constitute Continuing Trustees at the time of such nomination or election; provided, however, that there shall be excluded from this clause (2) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)
the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Trust or a sale or other disposition of all or substantially all of the assets of the Trust in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (1) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Trust Shares and Outstanding Trust Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of beneficial interest or stock, as the case may be, and the combined voting power of the then-outstanding shares or stock, as the case may be, entitled to vote generally in the election of trustees, or directors, as the case may be, respectively, of the resulting or acquiring corporation or other entity in such Business Combination (which shall include, without limitation, a corporation or other entity which as a result of such transaction owns the Trust or substantially all of the Trust’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or other entity referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Trust Shares and Outstanding Trust Voting Shares, respectively; and (2) no Person (excluding the Acquiring Entity or any employee benefit plan (or related trust) maintained or sponsored by the Trust or by the Acquiring Entity) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of beneficial interest or stock, as the case may be, of the Acquiring Entity, or of the combined voting power of the then-outstanding shares of such corporation or other entity entitled to vote generally in the election of trustees or directors, as the case may be; or

(d)	a liquidation or dissolution of the Trust.
Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Internal Revenue Code.
2.5    “Common Shares” means common shares of beneficial interest of the Trust.

2.6    “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Trust. The determination of whether the Participant’s physical or mental impairment satisfies the conditions set forth in this Section shall be made under a disability insurance program covering employees of the Trust; provided, however, that if the Participant is determined to be totally disabled by the Social Security Administration, his physical or mental impairment shall be deemed to satisfy the conditions of this Section.
2.7    “Ending Share Price” means the average closing price per Common Share for the last twenty (20) trading days of the Performance Period on the exchange on which Common Shares are traded (unless a Change in Control occurs during the Performance Period, in which case the term means the value per Common Share determined as of the date of the Change in Control, such value to be determined by the Committee in its reasonable discretion based on the actual or implied price per share paid in the Change in Control transaction).
2.8    “Good Reason” means the occurrence of an event listed in Subsection (a), (b) or (c) below:

(a)
the Trust materially diminishes the Participant’s job responsibilities such that the Participant would no longer have responsibilities substantially equivalent to those of other officers holding an equivalent job position to that held by the Participant before the diminution at companies with similar revenues and market capitalization;

(b)
the Trust reduces the Participant’s annual base salary (except for a reduction that is a uniform percentage of annual base salary for each officer of the Trust and does not exceed ten percent (10%) of annual base salary) or annual bonus opportunity at high, target or threshold performance as a percentage of annual base salary; or

(c)
the Trust requires the Participant to relocate the Participant’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Participant’s consent; provided however, as to each event in Subsection (a), (b) or (c),

(i)	the Participant gives written notice to the Trust within thirty (30) days following the event or receipt of notice of the event of his objection to the event;

(ii)	the Trust fails to remedy the event within thirty (30) days following the Participant’s written notice; and

(iii)	the Participant terminates his employment within thirty (30) days following the Trust’s failure to remedy the event.
2.9    “Participant” means a person who participates in the Plan pursuant to Section 3.1.
2.10    “Performance Period” means each three-year performance period from and including January 1 of a particular year through the earlier of December 31 of the third year or, if earlier, the date of a Change in Control. The first Performance Period shall run from January 1, 2020 and end on December 31, 2022; the second Performance Period shall run from January 1, 2021 and end on December 31, 2023; etc.
2.11    “Retire” means a Participant resigns upon or after reaching (a) age 55 and being employed by the Trust for at least twenty (20) years or (b) age 65.
2.12    “Total Shareholder Return” means (a) the sum of the total change in the Ending Share Price as compared to the Beginning Share Price, plus any dividends paid to a shareholder of record with respect to one Common Share during the Performance Period, expressed as a percentage of (b) the Beginning Share Price.
ARTICLE III. ELIGIBILITY AND ADMINISTRATION
3.1    Eligibility. Officers of the Trust at the level of President and Chief Executive Officer, Executive Vice President and Senior Vice President who are employees of the Trust as of the first day of the applicable Performance Period shall be the Participants, unless specifically excluded by the Committee. The Committee may designate additional employees as Participants during the Performance Period. If the Committee adds Participants after the first day of the Performance Period, the Participant’s Award opportunity will be as established by the Committee by written notice to the Participant in lieu of the level specified in Section 4.1. Unless otherwise specified by the Committee, the Award for any Participant who is not a Participant on the first day of the Performance Period shall be prorated in the proportion that the number of days the Participant is employed by the Trust during the Performance Period bears to the number of days in the Performance Period. Once a person becomes a Participant in the Plan, the Participant shall remain a Participant until any Award payable hereunder has been paid and is vested or forfeited.
3.2    Administration. The Plan shall be administered by the Committee, which shall have discretionary authority to interpret and make all determinations relating to the Plan. Any interpretation or determination by the Committee shall be binding on all parties.
ARTICLE IV. AWARDS
4.1    Award Opportunity. Each Participant’s total Award under the Plan shall initially be stated as a percentage of the Participant’s annual base salary determined as of the beginning of the applicable Performance Period, which percentage shall depend upon the Participant’s position and the degree of achievement of threshold, target, and high performance goals for the Performance Period which, except as otherwise determined by the Committee, shall be as set forth in the table below:

	Threshold	Target	High
President and Chief Executive Officer	198%	275%	440%
Executive Vice President	143%	200%	295%
Senior Vice President	100%	143%	207%

4.2    Allocation of Award Opportunity. Each Participant’s total Award shall be allocated among:
(a)    A number of restricted Common Shares granted as soon as practicable following the commencement of the Performance Period which are subject to a three-year time-based vesting schedule (the “Time-Vesting Restricted Stock Award”);
(b)    A number of Common Shares that will be issued at the end of the three-year performance period based on the degree to which applicable shareholder return measures are satisfied, and are payable 100% in unrestricted (i.e., fully vested) Common Shares (the “Shareholder Return Equity Grant”); and
(c)    A number of Common Shares that will be issued at the end of the three-year performance period based on the degree to which applicable strategic measures are satisfied, and are payable 100% in unrestricted (i.e., fully vested) Common Shares (the “Strategic Goals Equity Grant”).
The allocation of each Participant’s total Award shall be as determined by the Committee as soon as reasonably practicable following commencement of the applicable Performance Period, with the aggregate weighting equal to 100%, provided that the initial allocation shall be (1) 40% Time-Vesting Restricted Stock (based on the Target award opportunity), (2) 30% Shareholder Return Equity Grant, and (3) 30% Strategic Goals Equity Grant.
4.3    Shareholder Return Measures and Strategic Goals Measures. As soon as reasonably practicable following the commencement of the applicable Performance Period, the Committee shall establish and define (1) one or more shareholder return measures for the applicable Performance Period, (2) one or more strategic measures for the applicable Performance Period, (3) the threshold, target and high performance goals for each shareholder return measure and strategic measure, as applicable, and (4) the weighting attributable to each such shareholder return measure and strategic measure, as a percentage of the Target bonus opportunity. The Committee shall communicate such performance measures to the Participants. Unless otherwise determined by the Committee, the calculation of Total Shareholder Return shall be as set forth in the Plan.
Upon or following completion of the Performance Period, the degree of achievement of each applicable shareholder return measure and strategic measure shall be determined by the Committee. If the Committee determines that the degree of achievement of an applicable shareholder return measure or strategic measure is between threshold and target or between target and high, then the portion of the Award that is dependent upon such measure shall be determined by linear interpolation between such values. If the degree of achievement of the applicable measure falls below threshold, the portion of the Award that is dependent on such measure shall not be paid.
In determining the degree to which the applicable performance goals for each strategic performance measure are achieved, the Committee may take into account factors or events that occur during a Performance Period that may distort the degree to which the strategic performance goals are achieved, such as, but not limited to: (a) asset write-downs; (b) litigation or claims, judgments, or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating, or non-recurring items and items that are either of an unusual nature or of a type that indicates infrequency of occurrence as a separate component of income from continuing operations; and (f) acquisitions or divestitures. For the avoidance of doubt, such factors or events shall not be taken into account, and no adjustments shall be made, in respect of the determination of the degree to which shareholder return measures are satisfied once the performance goals for the shareholder return measures have been established.
4.4    Terms of Time-Vesting Restricted Stock Award. Each Participant’s Time-Vesting Restricted Stock Award shall be granted as follows:

(a)
the Committee shall determine the date of grant of each Participant’s Time-Vesting Restricted Stock Award and shall communicate the date of grant and the number of Time-Vesting Restricted Common Shares to the Participant.

(b)
the dollar amount for each Participant determined in Section 4.2 and allocated to a Time-Vesting Restricted Stock Award shall be converted into a number of Time-Vesting Restricted Common Shares by dividing the dollar amount by the closing price per share of a Common Share on the first trading day of the applicable Performance Period.

(c)
the Time-Vesting Restricted Stock Award shall be eligible to vest in one-third increments on each December 15 of the applicable Performance Period if the Participant remains employed by the Trust on each of such dates.

(d)
Notwithstanding the foregoing, if the Participant’s employment is terminated by the Trust without Cause, or the Participant resigns for Good Reason, Retires, dies or becomes subject to a Disability while employed by the Trust, or a Change in Control occurs while the Participant is employed by the Trust at a time when any of the Time-Vesting Restricted Common Shares are unvested, such Time-Vesting Restricted Common Shares shall be fully vested on the date of such event.

4.5    Eligibility for, Timing and Form of Payment of Shareholder Return Equity Grant and Strategic Goals Equity Grant. Except as provided in Sections 4.6 and 4.7, the Participant must be employed by the Trust on the last day of the Performance Period to receive a Shareholder Return Equity Grant and/or a Strategic Goals Equity Grant, and such grants shall be issued as follows:

(a)	after the end of the Performance Period, the dollar amount earned pursuant to Sections 4.1, 4.2 and 4.3 shall be determined for each Participant;

(b)
the dollar amount for each Participant determined in subsection (a) shall be converted into a number of Common Shares by dividing the dollar amount by the closing price per share of Common Share on the January 1 following the end of the Performance Period (or if such January 1 is not a trading day, the first trading day following such January 1 on the exchange on which Common Shares are traded); and

(c)
in the year following the Performance Period by no later than the fifteenth day of the third month following the end of the Performance Period, one hundred percent (100%) of the number of Common Shares for each Participant determined in subsection (b) shall be issued in unrestricted (i.e., fully vested) Common Shares. All such Common Shares shall be awarded under and in accordance with the Trust’s 2016 Omnibus Long Term Incentive Plan.

4.6    Qualifying Termination during the Performance Period applicable to Shareholder Return Equity Grant and Strategic Goals Equity Grant.

(a)
Shareholder Return Equity Grant. If during the Performance Period, the Participant’s employment is terminated by the Trust without Cause, or the Participant resigns with Good Reason, Retires, dies or becomes subject to a Disability while employed by the Trust, the Participant shall receive an Award of a Shareholder Return Equity Grant calculated based on actual levels of achievement of the applicable shareholder return measures as of the date of such event, and for purposes of determining any relative total shareholder return measure, Total Shareholder Return, and Ending Share Price, treating the day of such event as if it were the last day of the Performance Period. The Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date the Participant ceases to be an employee of the Trust bears to the total number of days in the Performance Period. In such event, the number of Common Shares shall be calculated based on the closing price per Common Share on the trading date coinciding with (or if that is not a trading day, next following) such event, such Common Shares shall be fully vested, and the Common Shares shall be issued to the Participant within thirty (30) days after such event; provided, however, if a Participant is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”)), the issuance shall occur six (6) months after the Participant’s termination of employment if such delay is required to avoid adverse tax consequences under Section 409A, except if the Participant dies, in which case, the issuance shall occur within thirty (30) days after the Participant’s death.

(b)
Strategic Goals Equity Grant. If during the Performance Period, the Participant’s employment is terminated by the Trust without Cause, or the Participant resigns with Good Reason, Retires, dies or becomes subject to a Disability while employed by the Trust, the Participant shall receive an Award of a Strategic Goals Equity Grant calculated based on actual levels of achievement of the strategic goals measure as of the end of the Performance Period. The Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the date the Participant ceases to be an employee of the Trust bears to the total number of days in the Performance Period. In such event, the number of Common Shares shall be calculated, after giving effect to the proration in this section, in accordance with Section 4.5(b) and such Common Shares shall be issued in accordance with the time periods set forth in Section 4.5(c), provided, however, if a Participant is a “specified employee” within the meaning of Section 409A, the issuance shall occur six (6) months after the Participant’s termination of employment if such delay is required to avoid adverse tax consequences under Section 409A, except if the Participant dies, in which case, the issuance shall occur within thirty (30) days after the Participant’s death.

4.7    Change in Control during the Performance Period applicable to Shareholder Return Equity Grant and Strategic Goals Equity Grant. If a Change in Control occurs while the Participant is employed by the Trust during the Performance Period, (a) the Participant shall receive an Award of a Shareholder Return Equity Grant calculated and determined in all respects in a similar manner as described in Section 4.6(a), substituting for this purpose the date of the Change in Control for the date of termination of employment; provided, however, that the Award shall not be prorated, and (b) the Participant shall receive an Award of a Strategic Goals Equity Grant at the target level. In such event, the Common Shares issued to the Participant with respect to such Performance Period shall be fully vested and the number of Common Shares shall be calculated based on the closing price per Common Share on the exchange on which Common Shares are traded on the trading day coinciding with (or if that is not a trading day, immediately preceding) the date of the Change in Control, or if Common Shares are no longer traded on an exchange as of such date, based on the value determined by the Committee in its reasonable discretion based on the actual or implied price paid in the Change in Control transaction. The Award shall be issued on the date of the Change in Control.
ARTICLE V. MISCELLANEOUS
5.1    Dividends on Unvested Shares. Dividends declared with respect to unvested Common Shares shall be paid currently.
5.2    Tax Withholding. In order to satisfy applicable tax withholding, the Award shall be reduced by that whole number of vested Common Shares which have a value equal to the minimum amount of the required tax obligations imposed on the Trust, and to the extent any remainder of the required tax withholding remains unsatisfied because no fraction of a Common Share is reduced, the Trust shall deduct the remainder from other cash payable to the Participant or if no cash is payable to the Participant, the Trust may require the Participant to remit the remainder.
5.3    Restrictions on Transfer. Except for the transfer by bequest or inheritance, the Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to an Award until such date as, and only to the extent that, vested shares have been issued. Any such disposition not made in accordance with this Plan shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Plan.
5.4    Change in Capitalization. The number and kind of shares issuable under this Plan shall be subject to adjustment pursuant to the provisions of the Trust’s 2016 Omnibus Long-Term Incentive Plan.
5.5    Successors. This Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.
5.6    Notice. Except as otherwise specified herein, all notices and other communications under this Plan shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.
5.7    Severability. In the event that any one or more of the provisions or portion thereof contained in this Plan shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Plan, and this Plan shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
5.8    No Right to Continued Retention. Neither the establishment of the Plan nor the Award hereunder shall be construed as giving any Participant the right to continued service with the Trust.
5.9    Interpretation and IRC Section 409A. Section headings used herein are for convenience of reference only and shall not be considered in construing this Plan. Sections 1.1 through 1.3 are intended to introduce and summarize the Plan only and shall not apply for purposes of determining a Participant’s rights under the Plan. Termination of employment under the Plan shall be considered to have occurred only if the Participant has a termination of employment that constitutes a “separation from service” within the meaning of Section 409A. The Plan is intended to comply with Section 409A, and the Plan shall be interpreted in manner consistent with such intent.
5.10    Amendment and Termination of the Plan. The Committee reserves the right to amend or terminate the Plan at any time, provided that no amendment shall deprive a Participant of any Award that is earned up to the date of the amendment or termination or result in the acceleration of any award payable under the Plan if such acceleration would result in any Participants incurring a tax under Section 409A.
5.11    Governing Laws. The laws of the State of Maryland shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws; provided, however, no Common Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable securities laws.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Stephen E. Riffee

Title:	Executive Vice President and Chief Financial Officer